                         PROFESSIONAL SERVICES AGREEMENT

                                     BETWEEN

                       THE PERMANENTE MEDICAL GROUP, INC.

                                       AND

                     USCC HEALTH CARE MANAGEMENT CORPORATION

                                       AND

                        RADIATION ONCOLOGY MEDICAL GROUP

                                       FOR

                           RADIATION ONCOLOGY SERVICES


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CONTENTS OF AGREEMENT

RECITALS

1.0   DEFINITIONS
   1.1   AUTHORIZATION
   1.2   COPAYMENTS
   1.3   COVERED BENEFITS
   1.4   COVERED SERVICES
   1.5   DAYS.
   1.6   EMERGENCY SERVICES
   1.7   MEMBER
   1.8   MEMBERSHIP AGREEMENT
   1.9   SERVICES
2.0   SERVICE OBLIGATIONS
   2.1   SERVICES TO BE PROVIDED.
   2.2   SUBSTITUTE PHYSICIANS AND SUBCONTRACTS.
   2.3   APPROVAL OF EMERGENCY SERVICES CLAIMS.
   2.4   PRIOR AUTHORIZATION OF NON-EMERGENCY SERVICES.
   2.5   UTILIZATION MANAGEMENT.
   2.6   QUALITY ASSESSMENT AND IMPROVEMENT.
   2.7   NOTIFICATION OF CHANGES.
3.0   BILLING AND PAYMENT
   3.1   PREPARATION OF BUDGET AND ANNUAL RECONCILIATION.
   3.2   PAYMENT OF COMPENSATION.
   3.3   ADJUSTMENTS TO PAYMENT RATE.
   3.4   BILLING OTHER SOURCES.
   3.5   COORDINATION OF BENEFITS/THIRD PARTY LIENS/SUBROGATION RIGHTS.
4.0   TERM AND TERMINATION
   4.1   TERM.
   4.2   WITHOUT CAUSE TERMINATION.
   4.3   IMMEDIATE TERMINATION
   4.4   OTHER RIGHTS OF TERMINATION.
   4.5   EFFECT OF TERMINATION AND SURVIVAL
   4.6   FAIR HEARING.
5.0   RECORDS AND CONFIDENTIALITY
   5.1   MAINTENANCE OF RECORDS.
   5.2   ACCESS TO AND COPIES OF RECORDS.
   5.3   COPIES OF CLINICAL INFORMATION.
   5.4   DISCLOSURE TO GOVERNMENT OFFICIALS.
   5.5   GOVERNMENT-REQUIRED INFORMATION.
   5.6   CONFIDENTIALITY OF INFORMATION.
   5.7   USE OF NAME.
   5.8   PUBLICITY.
6.0   INSURANCE AND RESPONSIBILITY


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   6.1   INSURANCE.
   6.2   RESPONSIBILITY
7.0   LEGAL REQUIREMENTS AND CREDENTIALS
   7.1   COMPLIANCE WITH LAWS
   7.2   NONDISCRIMINATION.
   7.3   LICENSURE, CERTIFICATION AND CREDENTIALS.
8.0   DISPUTE RESOLUTION, COMPLAINTS AND INQUIRIES
   8.1   DISPUTE RESOLUTION.
   8.2   MEMBER COMPLAINTS, GRIEVANCES, INQUIRIES AND CLAIMS.
9.0   MISCELLANEOUS
   9.1   RIGHTS OF FIRST OFFER.
   9.2   INDEPENDENT CONTRACTOR.
   9.3   PRACTITIONER-PATIENT COMMUNICATION.
   9.4   THE THIRD PARTY BENEFICIARIES.
   9.5   ASSIGNMENT.
   9.6   SUCCESSORS AND ASSIGNS.
   9.7   AMENDMENT.
   9.8   GOVERNING LAW.
   9.9   NOTICES.
   9.10  NO VOLUME GUARANTEE.
   9.11  WAIVER.
   9.12  SEVERABILITY.
   9.13  INTERPRETATION OF AGREEMENT.
   9.14  ENTIRE AGREEMENT.
   9.15  UNUSUAL OR UNEXPECTED CIRCUMSTANCES.

EXHIBITS:



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This Professional Services Agreement ("Agreement") is entered into and is effective as of this first day of August, 1999 ("Effective Date") among The Permanente Medical Group, Inc., a California professional medical corporation ("TPMG"), Radiation Oncology Medical Group, ("ROMG"), a California professional medical corporation, and USCC Health Care Management Corporation, a California corporation, ('USCC"). ROMG and USCC are sometimes jointly and separately referred to as ("Contractor").


RECITALS

A. Kaiser Foundation Health Plan, Inc., a California nonprofit pubic benefit corporation ("Health Plan") operates health care benefit plans and provides or arranges for the provision of medically necessary health care services to Members (defined below) entitled to receive such services under the terms of their Membership Agreements (defined below).

B. Health Plan has entered into an agreement with Kaiser Foundation Hospitals, a California nonprofit public benefit corporation ("KFH"), under which KFH agrees to provide or arrange for certain medically necessary hospital services for Members.

C. Health Plan has entered into an agreement with TPMG, under which TPMG agrees to provide or arrange for certain medically necessary professional and other outpatient services for Members.

D. TPMG desires to arrange for the provision of professional services to Members by contracting with providers, such as Contractor. Contractor desires to provide Services (as defined below) to Members in accord with the terms of this Agreement.

E. ROMG is a California professional medical corporation that provides certain outpatient radiology oncology services in facilities and with equipment owned or leased by USCC.

F. USCC owns and leases outpatient radiology oncology facilities and equipment and, provides certain administrative services to ROMG. USCC is a wholly-owned subsidiary of US Cancer Care, Inc.

G. For purposes of this Agreement, the term "KP" means Health Plan, KFH, and TPMG, collectively.

NOW THEREFORE, the parties agree as follows:

1.0 DEFINITIONS

1.1 AUTHORIZATION means the process of prior written approval for the provision of Non-emergency Services as set forth in Section 2.4.

1.2 COPAYMENTS are amounts payable by the Member pursuant to the Member's Membership Agreement which are charged by Health Plan to the Member or by



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Contractor. Contractor is directed to do so pursuant to Section 3.5(b)(i) of this Agreement.

1.3 COVERED BENEFITS are health care services and benefits which the Member is entitled to receive, provided by and through Health Plan, under its commercial, Medicare Risk, Medi-Cal managed care, and other plans, and under employers' self-funded plans, as set forth in the applicable Membership Agreement.

1.4 COVERED SERVICES are those Services rendered by Contractor to Members that are (a) Covered Benefits and are (b) Authorized Services or Approved Emergency Claims, as defined in Section 2.3.

1.5 DAYS. Any reference to "days" in this Agreement shall mean calendar days, unless otherwise noted.

1.6 EMERGENCY SERVICES are those Services necessary to address a medical condition manifesting itself by acute symptoms of sufficient severity (including severe pain) such that the absence of immediate medical attention could reasonably be expected to result in: (a) serious jeopardy to the Member's health; (b) serious impairment to bodily functions; or (c) serious dysfunction of any bodily organ or part. Coverage for Emergency Services is subject to the notification and approval requirements, as set forth in Section 2.3, and the applicable Membership Agreement. Non-emergency Services are Services that are not Emergency Services.

1.7 MEMBER refers to a covered individual and his or her eligible family dependents entitled to health care services under a Membership Agreement with Health Plan, or with health plans in other geographic regions that are a part of the Kaiser Permanente Medical Care Program. There are four categories of
Members:

     (a) Medicare Risk Members are Members enrolled under a Medicare Risk contract (pursuant to Section 1876 of the Social Security Act) between Health Plan and the Health Care Financing Administration ("HCFA") and;

     (b) Regular Medicare Members are Members entitled to coverage under Part A only or Part B only or Parts A and B of Medicare but (i) not enrolled under a Medicare Risk contract between Health Plan and HCFA and (ii) not required to elect or have not elected their employer's group health plan as primary coverage and;

     (c) Medi-Cal Members are Members enrolled in Health Plan under a prepaid Medi-Cal program contract between Health Plan and the State of California or between Health Plan and an organization under contract to the State of California (together "Health Plan Medi-Cal Contracts") and;

     (d) Commercial Members are Members who are not Medicare Risk, Regular Medicare or Medi-Cal Members.

1.8 MEMBERSHIP AGREEMENT refers to the Health Plan Medical and Hospital Services Agreement, as amended from time to time, under which covered individuals and



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their covered dependents are entitled to receive services. Membership Agreement also refers to other agreements under which Health Plan has agreed to provide or arrange health care services to covered individuals and their covered dependents, including, but not limited to employers' self-insured plan arrangements and Health Plan Medi-Cal Contracts. Membership Agreement includes the Evidence of Coverage issued to a Member, as amended from time to time.

1.9 SERVICES refers to those professionals services and supplies, of the type listed in Exhibit 1, attached hereto and incorporated herein, that ROMG is licensed to provide and does customarily provide in all applicable treatment settings, including all consults, studies and procedures that are ordinary and necessary for the diagnosis and treatment of Members, as more fully described herein. The Services shall include certain facilities, equipment and all administrative services to be provided by USCC in connection with the professional services to be provided pursuant to this Agreement.

2.0 SERVICE OBLIGATIONS

2.1 SERVICES TO BE PROVIDED. Contractor shall during normal business hours and through licensed physicians and other health care practitioners, provide to Members Services that (i) are Authorized or (ii) are Emergency Services. Contractor will provide Services through physicians and other health care professionals that are listed on Exhibit 1 and that are credentialed as set forth in Section 7.3. Contractor shall notify TPMG of any change to the physicians and other health care professionals listed on Exhibit I; provided, however, all such physicians and other health care practitioners must be credentialed as set forth in Section 7.3 before providing Services to Members. Contractor shall provide Services at the facility location(s) set forth in
Exhibit 1. Contractor shall be available to provide to members prompt urgent Services that are Authorized, on a same-day basis when medically indicated. If current medically acceptable diagnostic laboratory or x-ray results are provided by KP to Contractor in connection with Contractor's rendering of Services, Contractor will not repeat them. Contractor shall make Services available to Members in the same manner, in accordance with the same standards, and with the same availability, as to its other patients. Contractor shall ensure that Services provided under this Agreement are readily available and accessible, provided in a prompt and efficient manner without delays in terms of wait times or scheduling of appointments, and consistent with professionally recognized standards of practice and KP practice guidelines. ROMG physicians shall prescribe drugs and medications in accord with KP's drug formulary policy. As applicable to the scope of care covered by this Agreement, Contractor shall be available to provide Services that are Emergency Services twenty-four (24) hours per day, seven (7) days per week. Contractor warrants that any and all equipment necessary or appropriate for use in connection with providing Services hereunder shall be registered, surveyed, and calibrated in accord with applicable federal and state laws and regulations pertaining to such equipment. Upon reasonable request, Contractor will allow TPMG and its authorized agents and representatives access to any and all records pertaining to the maintenance and safety of such equipment. Contractor shall promptly notify TPMG of the malfunction of any equipment used in providing Services hereunder.



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2.2 SUBSTITUTE PHYSICIANS AND SUBCONTRACTS. Contractor will arrange for coverage by one or more substitute physicians when ROMG'S physicians are temporarily unavailable. Services provided by such substitute physicians will be rendered in strict accord with the terms of this Agreement. TPMG will render payment to Contractor for Services provided by such substitute physicians in accord with
Article 3. Procurement of and payment to any substitute physician is Contractor's sole responsibility. If Contractor arranges for the provision of some Services from other health care providers, Contractor shall obtain written arrangements with such providers, specifying that the providers shall (i) seek payment only from Contractor, not from TPMG, and not from the Member as set forth in Section 3.4, (ii) maintain and disclose records and other information as set forth in Article 5, (iii) abide by the nondiscrimination and confidentiality of information provisions set forth in Section 7.2 and 5.6, respectively, (iv) maintain insurance as set forth in Section 6.1, (v) comply with laws and credentialing requirements as set forth in Article 7, (vi) comply with the arbitration provisions (with respect to KP and Members) set forth in
Article 8, and (vii) comply with any other applicable provisions of this Agreement. Upon termination of this Agreement, such subcontracts shall terminate with respect to Covered Services provided to Members. Upon request, Contractor shall make such written agreements available to the California Department of Health Services ("DHS"), Medi-Cal plans with which Health Plan contracts for the provision of services to Medi-Cal Members ("Medi-Cal Plans"), other entities where required by law or by contract, and KP, for review and approval.

2.3 APPROVAL OF EMERGENCY SERVICES CLAIMS. Subject to applicable law, Contractor shall notify KP of any Emergency Services provided to a Member immediately upon stabilization of the Member's emergency medical condition. KP shall review Emergency Services claims. If approved, such claim shall be deemed an "Approved Emergency Claim". Compensation for Emergency Services provided to Members is payable to Contractor only if the Emergency Services are determined by KP to be Covered Benefits and there is an Approved Emergency Claim.

2.4 PRIOR AUTHORIZATION OF NON-EMERGENCY SERVICES. Upon referral by a TPMG Physician and presentation of a KP written authorization form ("Authorization"), Contractor shall provide Non-emergency Services to Members. If an Authorization has not been presented, Contractor shall obtain an Authorization before Contractor provides any Non-emergency Services to a Member. The Authorization shall be signed by a TPMG physician, or designee. The Authorization will outline the scope of Services to be provided. Any Services, including tests, procedures, and consulting services, not specifically described in the scope of Services on the Authorization, must be approved in advance by a TPMG physician, or designee.

2.5 UTILIZATION MANAGEMENT. Contractor hereby acknowledges that KP conducts utilization management and review ("UM") programs regarding the care provided to Members. The pertinent policies and procedures of KP's UM programs are set forth in Exhibit 2, attached hereto and incorporated herein. Contractor shall participate, cooperate and comply with the provisions of KP's UM programs, including prospective, concurrent and retrospective review by KP's UM committees and staff.



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Upon reasonable notification, Contractor shall allow KP UM personnel, or their designees, physical and telephone access to review, observe and monitor Member care and Contractor's performance of its obligations under this Agreement.

2.6 QUALITY ASSESSMENT AND IMPROVEMENT.

     (a) Contractor hereby acknowledges that the quality and improvement programs of KP require KP to monitor the quality assessment and improvement activities of contracting providers. Contractor agrees (i) to participate in KP's quality assessment and improvement programs, including review by KP's quality assurance and improvement committees and staff, (ii) to abide by KP's quality assessment and improvement plan as set forth in Exhibit 2, and (iii) to cooperate with KP to objectively monitor and evaluate the quality of services provided at Contractor's facility(s), including, but not limited to, the availability, accessibility, acceptability, and continuity of such care.

     (b) Contractor shall investigate and respond immediately to all quality issues, and shall work with KP to resolve any accessibility and other quality issues related to Services provided to Members. Contractor and Manager will remedy, as soon as reasonably possible, any condition related to patient care which as been determined by KP, or any governmental or accrediting agency to be unsatisfactory. The parties shall work together to continuously assess and improve the quality and accessibility of care provided to Members and to resolve problems related to the provision of Services.

     (c) Contractor will provide information for use in quality assessment and improvement activities conducted by KP, including but not limited to provider and patient specific information. KP will protect the confidentiality of such information to the extent required under state and federal law. Upon request, Contractor shall provide data, information and records (i) which Health Plan must review for accreditation by the National Commission for Quality Assurance ("NCQA") and for credentialing activities that meet NCQA standards, and (ii) which is required by other accrediting organizations. Contractor will provide KP access to all patient care protocols, policies and procedures, and any modifications, upon request.

     (d) Contractor shall permit, at reasonable times with reasonable notice, inspection of its facility(s) by NCQA and other accrediting organizations. Contractor shall permit KP and Government Officials (defined in Section 5.4) to conduct periodic site evaluations of Contractor's facility(s). Contractor will participate in all utilization management, quality assessment and improvement, credentialing, recredentialing, peer review and any other activities required by KP and applicable regulatory and accrediting agencies.

     (e) Notwithstanding anything contained herein to the contrary, KP's duties and obligations hereunder do not relieve Contractor of any duty of care to provide Members with Services in accord with the appropriate standard of care.



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2.7 NOTIFICATION OF CHANGES. Contractor will notify TPMG immediately of any changes in operation or in physicians or other health care providers providing Services hereunder, emergency conditions or factors that my significantly affect Services provided to any Member. Contractor shall also notify TPMG promptly of any material change in ownership, control, legal status, name, location of facilities, tax identification number, Medicare or Medi-Cal number. Any material change of ownership or control of Contractor is subject to the requirements of
Section 9.5.

3.0 BILLING AND PAYMENT

3.1 PREPARATION OF BUDGET AND ANNUAL RECONCILIATION.

     (a) With respect to each facility covered hereunder, the parties shall do the following:

     (b) Each year during the term of this Agreement, USCC shall determine the projected annual budget ("Projected Budget") for each facility where Services are provided to Members pursuant to this Agreement. The Projected Budget for each such facility for the first year of this Agreement is set forth in Exhibit
3. Thereafter, USCC shall submit the Projected Budget for each facility to TPMG for approval no later than three (3) month(s) prior to the anniversary date of the opening of each such facility. The parties shall agree in writing to the opening date of each facility covered under this Agreement for purposes of establishing the annual Projected Budget for each such facility location for the following budget period ("Budget Year"). The Projected Budget for each facility shall set forth CONFIDENTIAL TERMS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. The Projected Budget for each such facility shall also set forth the CONFIDENTIAL TERMS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION at the relevant facility for the Budget Year. CONFIDENTIAL TERMS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION shall be agreed upon no later than one (1) month prior to the beginning of the applicable Budget Year. If for any Budget Year the parties are unable to agree upon the Projected Budget for any facility, the matter shall be resolved pursuant to Article 8. Until such time as the matter is so resolved, the Projected Budget for such facility shall be the Projected Budget for such facility for the immediately preceding Budget Year.

     (c) CONFIDENTIAL TERMS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION at the beginning of the first Budget Year for each facility. CONFIDENTIAL TERMS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. KP will pay an amount equal to the CONFIDENTIAL TERMS HAVE BEEN OMITTED AND FILED SEPARATELY WITHT THE SECURITIES AND EXCHANGE COMMISSION for Services provided to a Member in accord herewith. CONFIDENTIAL TERMS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND



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EXCHANGE COMMISSION as identified in the Projected Budget Quarterly, the parties agree to review the CONFIDENTIAL TERMS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION during the previous three-month period to determine if CONFIDENTIAL TERMS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION for the remainder of the Budget
Year. Such adjustments shall take into account in the favor of KP any volume of patients which were not able to be provided access to services by Contractor due to staffing unavailability or other causes reasonably within Contractor's control.

     (d) Within sixty (60) days of the end of the Budget Year for each facility CONFIDENTIAL TERMS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION along with any supporting documentation requested by CONFIDENTIAL TERMS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION regardless of when the invoice for Services related to any such case was paid (including the payment for a course of treatment which overlaps the end of one Budget Year and the beginning of the next). CONFIDENTIAL TERMS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION TPMG shall retain the right to CONFIDENTIAL TERMS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION with the consent of USCC CONFIDENTIAL TERMS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION by or on behalf of USCC. CONFIDENTIAL TERMS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION USCC's normal business hours and upon prior notice to USCC. Separately

     (e) If as a result of the CONFIDENTIAL TERMS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION, TPMG shall pay to Contractor CONFIDENTIAL TERMS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION, as adjusted as provided herein. If as a result of the CONFIDENTIAL TERMS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION, Contractor shall pay to CONFIDENTIAL TERMS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION as adjusted as provided herein. Any amount payable by one party to the other hereunder shall be paid within sixty (60) days following completion of the CONFIDENTIAL TERMS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION hereunder. If the parties are unable to agree upon the CONFIDENTIAL TERMS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION with respect to any facility, any such matter shall be subject dispute resolution pursuant to Article 8.



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3.2 PAYMENT OF COMPENSATION. Contractor shall accept such amounts paid by TPMG
(as provided in this Section 3 and Exhibit 3) and any Copayments Contractor it directed to collect, as payment in full. Emergency Services must be approved pursuant to Section 2.3 and other Services must be Authorized Pursuant to
Section 2.4 as a condition for payment. Payment for Covered Services shall be made within thirty (30) calendar days of receipt of a properly submitted invoice as described in Exhibit 4.

3.3 ADJUSTMENTS TO PAYMENT RATE. KP may review and audit any and all invoices, prior to or subsequent to payment, to ensure that coding complies with commonly accepted standards adopted by KP, that billed charges are customary and reasonable, that services rendered are appropriate and medically necessary, and that payment is in accord with this Agreement. If KP determines that services rendered are inappropriate or not medically necessary, coding practices do not comply with KP standards, billed charges are not reasonable and customary, or payment is not in accord with the terms of this Agreement, KP reserves the right to deny, reduce or otherwise adjust payment to Contractor. If an audit conducted by KP shows that Contractor owes monies to KP, TPMG will notify Contractor, and Contractor shall refund such overpayment to TPMG within thirty (30) working days. If not paid within said thirty (30) day period, TPMG may offset future payments to Contractor by such overpayment.

3.4 BILLING OTHER SOURCES.

     (a) Contractor shall look solely to TPMG (or another responsible payer) for compensation for Covered Services rendered to Members under this Agreement, and, except as expressly provided in this Section, Contractor agrees that in no event, including but not limited to non-payment by TPMG, insolvency of KP or breach of this Agreement, shall Contractor bill, charge, collect a deposit from, seek compensation, remuneration or reimbursement from, of have any recourse against any Member, a person acting on the Member's behalf, DHS or Medi-Cal Plans, for Services provided pursuant to this Agreement. Contractor shall not seek payment from Members for amounts denied by KP because billed charges were not customary or reasonable, because clinical data was not submitted promptly, or because Contractor did not submit the invoice in accordance with the time limits or other billing procedures set forth in Section 3.3, or in accordance with commonly accepted standard coding practices adopted by KP.

     (b) Contractor may assert claims for compensation from individuals or payors other than TPMG, in the following circumstances,

          (i) Copayments. The right to collect and retain Copayments applicable to Contractor's provision of Services to Members is a right solely of Health Plan. Health Plan may require such Copayments to be collected and retained by Contractor, and may require such collection at the time Services are provided. If Contractor is directed to collect such Copayments, compensation payable under this Agreement shall be reduced by such Copayments. In the event Contractor is required to collect such Copayments, Contractor must show a good faith effort to make said collections. If Contractor shows proof of billing Members at



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          least 3 times over the 60-days following the date of service, KP will reimburse or credit Contractor for such Copayments. Contractor must provide KP such proof in an agreed upon written format and any information necessary for KP to continue the aforementioned collection efforts.

          (ii) Other Coverage. If a Member is entitled to benefits under another carrier's health benefits coverage, and such coverage is primary, Contractor will look first to the primary carrier for compensation for Services and then to TPMG, in accord with Section 3.5 of this Agreement.

          (iii) Services After Coverage Exhausted or Disallowed. If a Member elects to continue receiving Services from Contractor after such Member's benefits under his or her Membership Agreement have been exhausted, or Health Plan determines in its sole discretion that such Services are not Covered Services, then Contractor shall seek compensation solely from such Member (or such Member's representative) for such Services, and TPMG shall not be liable to Contractor for any charge in connection with such Services rendered by Contractor to such Member.

          (iv) No Benefit. If Contractor provides Services to a Member for which the Member has no Covered Benefit or if Contractor provides Services to any non-Member, then Contractor shall look solely to the Member or non-Member (or such person's representative) for compensation, and TPMG shall not be liable to Contractor for any charge in connection with such Services rendered by Contractor to such Member or non-Member.

          (v) Regular Medicare. If Contractor provides Services to a Regular Medicare Member, then Contractor shall submit the bill directly to HCFA. A copy of the Explanation of Medicare Benefits shall be provided to KP upon request and 100% of the amount paid by Medicare shall be credited to the Actual Cost Offset. Contractor shall not assert any claim for compensation against Regular Medicare Members for Medicare-covered Services, and shall not assert any claim for compensation, other than for the applicable Medicare coinsurance and deductible amounts, against TPMG for Medicare-covered Services provided to such Members. Contractor agrees to accept, as payment in full for Services provided to Regular Medicare Members, (A) the applicable Medicare payment, (B) the amounts paid by TPMG for the applicable Medicare coinsurance and deductible, and (C) the amount, if any, for Services that are Covered Benefits but are not Covered by Medicare.

     (c) Contractor shall not bill or collect from a Member any charges in connection with Services, even though such Services are not Covered Services, unless Contractor has obtained a written statement in a form acceptable to KP, signed by the

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Member or the person responsible for paying for Services rendered to the Member, acknowledging that the Member or such person is responsible for making such payments.

     (d) Contractor understands and agrees that surcharges against Members are prohibited and Health Plan will take appropriate action if surcharges are imposed. A surcharge is an additional fee which is charged to a Member for a Service but which is not approved by the Commissioner of Corporations or provided for under the applicable Membership Agreement.

     (e) Contractor shall hold harmless the State of California, Medi-Cal Plans and Members in the event that TPMG cannot or will not pay for Services performed by Contractor pursuant to this Agreement.

3.5 COORDINATION OF BENEFITS/THIRD PARTY LIENS/SUBROGATION RIGHTS.

     (a) When Health Plan is primary under applicable coordination of benefits ("COB") rules, TPMG shall pay to Contractor, as set forth in this Agreement the amount due for Covered Services rendered to Members.

     (b) When Health Plan is secondary under applicable COB rules, or another payor is primary to Health Plan, then Contractor shall bill such other payor and the amounts collected from other payors for Covered Services provided to Members, shall be applied to the "Actual Cost Offset" category of the annual budget reconciliation for the applicable Budget Year for the relevant facility.

     (c) Contractor shall cooperate with and abide by Health Plan's COB program. Such cooperation shall include, without limitation the following: (i) Contractor shall screen each Member receiving Services to determine if the Member has Medicare coverage, or other health benefits, such as workers' compensation coverage or coverage through the Member's spouse, and shall provide such other coverage information to Health Plan upon request. (ii) If, following payment by TPMG for Services, Contractor discovers that Contractor is entitled to payment or receives payment for the same services from another payer that is primary to Health Plan, then Contractor shall notify TPMG and promptly refund to TPMG any amount paid by TPMG in excess of the amount set forth in subsection (b) above and such amount shall be included in the reconciliation referred to in Section 3.1(c) for the applicable Budget Year for the relevant facility.

     (d) Health Plan, not Contractor, shall retain all rights to seek and recover, including all rights of reimbursement, lien or subrogation, any and all payment from Members or third parties for Covered Services provided by Contractor to a Member hereunder, as a result of an injury or illness caused or alleged to be caused by a third party. Contractor shall cooperate with Health Plan or its designee in identifying such claim and in providing such information promptly to Health Plan.

4.0 TERM AND TERMINATION

4.1 TERM. This Agreement will begin on the Effective Date, will continue in effect for three (3) years, and will thereafter automatically renew for successive three (3) year terms, unless terminated in accord with Sections 4.2,
4.3 or 4.4 below. Any such renewal shall apply to all of Contractor's facilities covered under the Agreement at the time of renewal. Further, if either party desires to allow the Agreement to expire at the end of the initial or any subsequent term, the party shall give written notice of such intent to the other party at least One Hundred Eighty (180) days prior to the end of that term.

4.2 WITHOUT CAUSE TERMINATION. This Agreement may be terminated at any time for any reason or no reason by TPMG upon at least ninety (90) days prior written notice to the Contractor, subject to the provisions of Section 4.6. In the event of termination under this Section, TPMG shall pay Contractor the Termination Amount listed in Exhibit 3 for each year remaining under the current term for each facility to which the termination applies (prorated as appropriate for partial years based on the Budget Year for each such facility). This payment does not apply to a termination under any other provision of this Agreement, including but not limited to any termination of the Agreement under Sections 4.4 or 4.5 or to an expiration at the end of the term, or any extension thereof.

4.3 IMMEDIATE TERMINATION.

     (a) Contractor shall immediately notify TPMG and TPMG may immediately suspend this Agreement in the event there is a material adverse change in any insurance coverage required hereunder of either USCC or ROMG other than a cancellation, non-renewal, expiration or failure to obtain coverage. If Contractor does not provide adequate insurance coverage within thirty (30) days of the material adverse change, TPMG may terminate this Agreement immediately. Contractor shall immediately notify TPMG and this Agreement will terminate without further action of the parties if any such insurance coverage is canceled, not renewed or expires, or if Contractor fails to obtain any insurance coverage as required by this Agreement. If this Agreement terminates without further action of the parties, the effective date of termination shall be the date of the occurrence of such event or, at TPMG's option, such other date determined by TPMG in its sole discretion.

     (b) Contractor shall immediately notify TPMG and TPMG may immediately suspend this Agreement if any license(s), Medicare or Medi-Cal certification, or credentialing status required of Contractor hereunder is suspended or limited. If any such license(s), certification or credentialing status is not fully reinstated within thirty (30) days of such suspension of limitation, TPMG may immediately terminate this Agreement. Contractor shall immediately notify TPMG and this Agreement will terminate without further action of the parties if any such license, Medicare or Medi-Cal certification or credentialing status, is revoked, not renewed or expires, if such licensure or certification is not obtained as required by this Agreement, or if Contractor is excluded from participation in the Medicare or Medi-Cal programs. If this Agreement terminates without further action of the parties, the effective date of termination shall be the date of the occurrence of such event or, at TPMG's option, such other date determined by TPMG in its sole discretion.

     (c) Contractor shall notify TPMG and TPMG may terminate this Agreement immediately upon written notice to Contractor if either USCC or ROMG files a petition in or for bankruptcy, reorganization or an arrangement with creditors; makes a general assignment for the benefit of creditors; is adjudged bankrupt; is unable to pay debts as they become due; has a trustee, receiver or other custodian appointed on its behalf or has a case or proceeding commenced against it under any bankruptcy or insolvency law.

     (d) Contractor shall notify TPMG and TPMG may terminate this Agreement immediately upon written notice to Contractor if Services are provided to any Members under this Agreement through a physician and: (i) such physician's license to practice medicine in any state is suspended, revoked, expired or not renewed; (ii) such physician's staff privileges at any hospital is revoked, suspended, not renewed or significantly (in the judgment of TPMG) reduced for any medical disciplinary cause or reason; (iii) such physician is not or ceases to be covered by professional liability coverage as required under this Agreement; (iv) such physician is criminally charged with any act involving moral turpitude; (v) the credentialing Information provided to TPMG with respect to such physician was materially false; or (vi) such physician no longer satisfies the credentialing standards of TPMG.

     (e) KP may terminate this Agreement immediately upon written notice to Contractor if (i) such Contractor rejects a Legally Required Modification pursuant to Section 9.9, or (ii) there is any change to the composition of physicians and other health care practitioners providing Services on behalf of Contractor and such Providers have not been credentialed by TPMG.

     (f) Any suspension or termination by TPMG under Section 4.3(a) (b), (c), or
(d) may, at TPMG's option, be a suspension or termination of this Agreement in whole or in part. Any partial suspension or termination shall be with respect to each facility identified in writing by TPMG to Contractor. Further, the parties agree that for such suspension or termination in regard to credentialing or under subsection (d), for a specified physician, may be remedied by Contractor by removing such physician from caring for Members. Contractor must as part of such removal provide for continued access to care for Members.

4.4 OTHER RIGHTS OF TERMINATION.

     (a) TPMG may terminate this Agreement in total or, at TPMG's option with respect to one or more facilities if the additional amount, if any, payable by TPMG under Section 3.1 as the result of the reconciliation for any Budget Year for any facility exceeds two hundred percent (200%) of the amount set forth in the Projected Budget for Administration, as adjusted as provided herein. Further, if TPMG reasonably determines at any time during any Budget Year that the amount that would be payable by TPMG as the result of a reconciliation performed under Section 3.1 for a portion of the such Budget Year for any facility would exceed two hundred percent (200%) of the amount allocable for such portion of any such Budget Year for Administration, as adjusted as provided herein. TPMG may request a formal reconciliation be performed within thirty (30) calendar days. If the result of such reconciliation shows that the expenses do exceed two hundred (200) percent of the amount allocable for such portion of any such Budget Year for Administration, TPMG may terminate this Agreement in total or, at TPMG's option with respect to one or more facilities.

     (b) Either party may terminate this Agreement for a material breach by the other of any provision of this Agreement other than for a breach specifically provided for in 4.3 above, if any such breach is not cured within thirty (30) days after the non-breaching gives written notice of such breach to the other. Any such termination shall be effective as of the date of expiration of the cure period.

4.5 TERMINATION AS TO MEDICARE RISK MEMBERS. In the event that the Medicare contract between HCFA and Health Plan is terminated or nonrenewed, this Agreement will be terminated as to Medicare-Risk Members unless HCFA and Health Plan agree to the contrary. Such termination as to Medicare Risk Members shall be accomplished by delivery of written notice by TPMG to Contractor of the date upon which said termination will become effective.

4.6 EFFECT OF TERMINATION AND SURVIVAL

     (a) Upon termination of this Agreement, Contractor shall continue to provide Services to Members under the care of Contractor at the time of termination, until the Services being rendered are completed unless TPMG makes reasonable and medically appropriate provisions for the assumption of such Services by a new contractor or by TPMG. The terms and conditions of this Agreement will continue to apply to Services provided to each such Member until completion or until transfer to a new contractor or to TPMG. Contractor shall act in such a manner as to facilitate TPMG's or any new contractor's assumption of services.

     (b) In the event of TPMG's insolvency or other cessation of operations, Contractor will continue to provide Services to Members under the care of ROMG at the time of insolvency or cessation of operations through the period for which premiums have been paid.

     (c) Provisions of this Agreement including, but not limited to, Section 2.5 (Utilization Management), Section 2.6 (Quality Assessment and Improvement),
Article 5 (Records and Confidentiality), Article 6 (Insurance and Responsibility) and Article 8 (Dispute Resolution, Complaints and Inquiries) that are not fully performed or are not capable of being fully performed as of the date of termination will survive termination of this Agreement.

     (d) Contractor further agrees that Section 3.4 (a) and Section 4.6 (b) shall (i) survive the termination of this Agreement regardless of the cause giving rise to termination, (ii) be construed to be for the benefit of the Members, and (iii) supersede any oral or written contrary agreement now existing or hereafter entered into by the parties.

Any modification to this Section 4.6 (d) shall become effective only after proper state and federal regulatory authorities have received written notification of the proposed changed.

4.7 FAIR HEARING. Notwithstanding time periods for termination set forth in Sections 4.3 and 4.4 above, in all cases in which TPMG terminates this Agreement and any ROMG physician providing Services hereunder is entitled to a fair hearing under TPMG's applicable Notification and Hearing Procedures, as amended from time to time ("Procedures"), the termination will be final thirty (30) days from notice of the right to request a hearing, unless such physician requests a hearing within such thirty (30) day period. If such a hearing is requested, this Agreement will continue in effect until a decision is rendered, provided, however, (a) this Agreement may be terminated for other reasons or without cause, and (b) upon the request of TPMG, Contractor shall not thereafter render Services to Members until a decision is rendered.

5.0 RECORDS AND CONFIDENTIALITY

5.1 MAINTENANCE OF RECORDS. Contractor shall maintain books, charts, documents, papers, reports and records (including, but not limited to, financial, accounting, administrative, and patient medical records and prescription files) related to Services provided hereunder to Members, to the cost thereof, to payments received from Members or others on their behalf and to the financial condition of Contractor ("Records"). Records also include those that are customarily maintained by Contractor for purposes of verifying claims information and reviewing appropriate utilization of Services. Contractor shall maintain Records in accord with applicable state and federal requirements, including privacy and confidentiality requirements, and in a form maintained in accordance with the general standards applicable to that book or record keeping. The Member's medical record shall reflect whether or not the Member has executed an advance directive. Contractor shall be fully bound by the requirements in Title 42 of the Code of Federal Regulations Section 2.1 et seq., relating to the maintenance and disclosure of Member Records received or acquired by federally assisted alcohol or drug programs. Contractor shall preserve Records for the longer of (i) seven (7) years after termination of this Agreement, (ii) one (1) year after the Member reaches the age of majority, if the Member is a minor, and
(iii) the period of time required by state and federal law and Health Plan Medi-Cal Contracts, including the period required by the Knox Keene Act and regulations, and by the Medicare and Medi-Cal programs.

5.2 ACCESS TO AND COPIES OF RECORDS. KP and its authorized agents shall have access to and may inspect the Records, subject to reasonable request and notification requirements. Contractor shall transmit Record information by written telecommunication (i.e., facsimile) to KP as requested. Contractor shall, subject to any legal requirements regarding confidentiality provide access to Records and other information as required by NCQA and other accrediting organizations. Contractor shall provide copies of Records to KP upon request and at no separate charge.

5.3 COPIES OF CLINICAL INFORMATION. For all Members receiving Services, Contractor will promptly forward copies of initial consultation reports upon completion of consult, and summaries of patient care or patient results upon completion of patient care or discharge, to the physician prescribing or authorizing the Service. Contractor shall provide copies of such clinical information to the prescribing or authorizing physician upon request and at no separate charge.

5.4 DISCLOSURE TO GOVERNMENT OFFICIALS. Contractor shall comply with all provisions of the Omnibus Reconciliation Act of 1980 regarding access to books, documents, and records. Without limiting the foregoing, Contractor shall maintain, provide access to, and provide copies of Records, this Agreement and other information to the Commissioner of Corporations of the State of California, DHS, Medi-Cal Plans, the U.S. Department of Justice, the Secretary of the U.S. Department of Health and Human Services, the U.S. Comptroller General, HFCA, Peer Review Organizations, their designees, and such other officials entitled by law or under Health Plan Medi-Cal Contracts (collectively, "Government Officials") as may be necessary for compliance by KP with the provisions of all state and federal laws and contractual requirements governing KP, including, but not limited to, the Knox-Keene Health Care Service Plan Act of 1975, as amended, and the regulations thereunder, and the Medicare and Medi-Cal programs. Such Records shall be available at all reasonable times at Contractor's place of business or at some other mutually agreeable location in California.

5.5 GOVERNMENT-REQUIRED INFORMATION. Contractor shall supply KP with periodic reports and information pertaining to Services provided to Members by Contractor or its subcontracted health care providers, on such forms and within such times as requested by KP, and which will enable KP to meet all federal and state and contractual reporting requirements.

5.6 CONFIDENTIALITY OF INFORMATION.

     (a) Contractor and KP shall keep in strictest confidence and in compliance with all applicable state and federal law: (i) this Agreement, (ii) any patient information, (iii) information concerning any matter relating to the business of the other, including, but not limited to, the other's employees, products, services, membership, prices, operations, business systems, planning and finance, practice guidelines, and formularies, (iv) materials, data, records or other information obtained from the other during the course of or pursuant to this Agreement, and (v) any information learned by Contractor or KP while performing obligations under this Agreement, which if provided by the other, would be required to be kept confidential. Neither Contractor nor KP shall disclose such information unless authorized by the other, except as provided in subsection (b) below.

     (b) The prohibitions on disclosure set forth in Subsection (a) above do not apply to information (i) required by law to be disclosed or to be provided to Government Officials or governmental agencies, (ii) required by the Joint Commission on Accreditation of Heath Care Organizations ("JCAHO") NCQA, or other accreditation organizations, or (iii) disclosed in legal or government administrative proceedings.

     (c) Notwithstanding any other provision of this Agreement, names of Members receiving public social services hereunder are confidential and are to be protected from unauthorized disclosure in accordance with Title 42, Code of Federal Regulations, Section 431.300 et. seq. and Section 14100.2 of the Welfare and Institutions Code and regulations adopted thereunder. For the purpose of this Agreement, all information, records, data, and data elements collected and maintained for the operation of the Agreement and pertaining to Members shall be protected by Contractor from unauthorized disclosure.

     With respect to any identifiable information concerning a Medi-Cal Member that is obtained by Contractor, Contractor (i) will not use any such information for any purpose other than carrying out the express terms of this Agreement,
(ii) will promptly transmit to DHS and the applicable Medi-Cal Plan all requests for disclosure of such information, (iii) will not disclose except as otherwise specifically permitted by this Agreement, any such information to any party other than DHS and the applicable Medi-Cal Plan, without prior written authorization specifying that the information is releasable under Title 42, CFR
Section 431.300 et. seq., Section 14100.2, Welfare and Institutions Code, and regulations adopted thereunder, and (iv) will, at the expiration or termination of this Agreement, return all such information to DHS and the applicable Medi-Cal Plan or maintain such information according to written procedures sent to Health Plan by DHS and the applicable Medi-Cal Plan for this purpose.

5.7 USE OF NAME. Each party reserves to itself the right to, and the control of the use of, its names, symbols, trademarks and service marks, presently existing or hereafter established, and, no party shall use the other's names, symbols, trademarks, or service marks in any advertising or promotional communication of any type or otherwise without the prior written consent of the other organization. Notwithstanding the above, KP may communicate to Members USCC and ROMG's name(s), address(es), telephone number(s) and physicians.

5.8 PUBLICITY. In the interest of presenting accurate information to the general public and Members, and maintaining good public relations, the parties will consult with each other regarding any issue relating to this Agreement or to a Member obtaining Services hereunder that gives rise to media interest or public relations concern and will cooperate in developing any statements or press releases in connection with any such issue. Further the terms of this Agreement shall not be disclosed by any party without the express written consent of other parties.

6.0 INSURANCE AND RESPONSIBILITY

6.1 INSURANCE.

     (a) Contractor shall maintain the following insurance covering itself and each physician and other healthcare professional through whom Services are provided hereunder: (i) policies of commercial general liability and property damage insurance with limits of liability not less than one million dollars ($1,000,000) per occurrence and three million dollars ($3,000,000) annual aggregate, (ii) a policy of professional liability insurance with limits of liability not less than one million dollars ($1,000,000) per occurrence and three million dollars ($3,000,000) annual aggregate, (iii) fidelity coverage, including the bonding of employees, in a reasonable amount, but no less than $500,000 covering USCC administrative responsibilities hereunder, and
(iv) such other insurance or self insurance as shall be necessary to insure it against any claim or claims for damages arising under this Agreement, including claims arising by reason of personal injury or death in connection with the performance of any Service, or use of any property or facility pursuant to this Agreement. Such insurance coverage shall apply to all facilities of Contractor covered under this Agreement.

     (b) All insurance required under this Section shall be obtained from a company(ies) that is duly licensed to do business in the State of California and that either (i) has a Best's rating of at least A or has a comparable rating from another rating company or (ii) is acceptable to TPMG. Such insurance coverage must not be canceled, terminated, nonrenewed, or modified or must not expire without at least thirty (30) days' prior written notice to TPMG. Contractor shall notify TPMG at the time of any change in insurance carrier, limits or deductibles. Contractor shall provide certificates of insurance evidencing such coverage to TPMG upon execution of this Agreement in a form acceptable to TPMG, and from time to time thereafter upon request. Both parties to this Agreement will maintain in full force and effect appropriate automobile coverage, and workers' compensation protection and unemployment insurance to the extent required by law.

     (c) If Contractor obtains one or more claims-made insurance policies to fulfill its obligations under this Section, Contractor will (i) maintain coverage with the same company during the term of this Agreement and for at least ten (10) years following termination of this Agreement, or (ii) purchase or provide coverage that assures protection against claims based on acts or omissions that occur during the period of this Agreement but which are asserted after the claims made insurance policy has expired.

6.2 RESPONSIBILITY

     (a) USCC and ROMG shall jointly and severally assume, for each Member to whom Services are rendered by or on behalf of Contractor, full responsibility for the manner in which Services are rendered. USCC and ROMG shall jointly and severally assume full responsibility for all losses or expenses (including costs and reasonable attorneys' fees) resulting from liability imposed by law upon either because of injury or death to any person or on account of damages to property, including loss of use thereof, arising out of or in connection with this Agreement and due or claimed to be due to the negligence or wrongful conduct of either USCC or ROMG and their respective Providers (as defined in Section 7.3 (a)), contractors, officers, directors, agents, or employees.

     (b) TPMG shall assume full responsibility for all loss or expenses (including costs and reasonable attorneys' fees) resulting from liability imposed by law upon TPMG because of injury or death to any person or on account of damages to property, including loss of use thereof, arising out of or in connection with this Agreement and due or claimed to be due to the negligence or wrongful conduct of TPMG, its officers, directors, agents or employees.

7.0 LEGAL REQUIREMENTS AND CREDENTIALS

7.1 COMPLIANCE WITH LAWS

     (a) USCC and ROMG each represents and warrants that it is currently, and for the duration of this Agreement shall remain in compliance with all applicable local, State and federal laws and regulations, including, but not limited to, those (i) regarding licensure and certification, (ii) necessary for participation in the Medicare and Medi-Cal programs, including the antifraud and abuse laws and regulations and the patient self-determination amendments of the Omnibus Budget Reconciliation Act of 1990, (iii) regarding advance directives,
(iv) regulating the operations and safety of facilities, and (v) regarding federal and state Occupational Health and Safety Administration (OSHA) standards.

     (b) Neither USCC nor ROMG shall employ or contract with directly or indirectly entities or individuals excluded from participation in Medicare or Medicaid under Sections 1128 or 1128A of the Social Security Act, for the provision of health care services, utilization review, medical social work or administrative services in respect to Members.

     (c) KP shall ensure, through the quality assessment and improvement programs described in Section 2.6 of this Agreement, that any Services performed by ROMG physicians under this Agreement at a KFH facility are performed in a safe and effective manner as required by 42 Code of Federal Regulations Section 482.12(e), and KP shall retain administrative and professional responsibility for all Services rendered by Contractor to patients of KFH, as required by Title 22 California Code of Regulations, Section 70713. The foregoing shall not modify the allocation of liability or indemnification obligations between the parties as set forth in the Agreement or as otherwise provided by law.

7.2 NONDISCRIMINATION.

     (a) Contractor shall not discriminate against Members on the basis of race, color, creed, religion, sex, marital status, ancestry, sexual orientation, national origin, health status, age, physical or mental handicap, veteran's status, income, source of payment, status as a Member of Health Plan, or filing a complaint as a Health Plan Member. Contractor shall not condition treatment or otherwise discriminate on the basis of whether a Member has executed an advance directive. Contractor shall comply with Title VI of the Civil Rights Act of 1964, the Age Discrimination Act of 1975 and the Rehabilitation Act of 1973. Contractor shall provide reasonable access and accommodation to persons with disabilities to the extent required of a health services provider under the American with Disabilities Act or any applicable state law.

     (b) Contractor recognizes that as a governmental contractor, KP is subject to various federal laws, executive orders and regulations regarding equal opportunity and affirmative action which may also be applicable to subcontractors. Contractor, therefore, agrees that any and all applicable equal opportunity and affirmative action clauses shall be incorporated herein as required by federal laws, executive orders, and regulations, including but not limited to the following:

          (i) The nondiscrimination and affirmative action clauses contained in Executive Order 11246, as amended; the Rehabilitation Act of 1973, as amended; the Vietnam Era Veterans Readjustment Assistance Act of 1974, as amended; and the implementing rules and regulations prescribed by the Secretary of Labor in Title 41, Part 60 of the Code of Federal Regulations.

          (ii) The utilization of small and minority business concerns clauses contained in: the Small Business Act, as amended; Executive Order 11625, and the Federal Acquisition Regulation (FAR) at 48 CFR Chapter 1, Part 19, Subchapter D, and Part 52, Subchapter H.

          (iii) The utilization of labor surplus area concerns clauses contained in: the Small Business Act, as amended; Executive Order 12073; 20 CFR
          Part 654, Subpart A; and the Federal Acquisition Regulation (FAR) at 48 CFR Chapter 1, Part 20 of Subchapter D and Part 52 of Subchapter H.

     (c) During the performance of this Agreement, Contractor shall not unlawfully discriminate, harass, or allow harassment against any employee or applicant for employment because of race, religion, color, national origin, ancestry, physical disability, mental disability, medical condition, marital status, age, sex, or denial of family care leave. Contractor shall insure that the evaluation and treatment of its employees and applicants for employment are free of such discrimination and harassment. Contractor shall comply with the provisions of the Fair Employment and Housing Act (Government Code, Section 12900, et seq.) and the applicable regulations promulgated thereunder (California Code of Regulations Title 2, Section 7285.0 et seq.). The applicable regulations of the Fair Employment and Housing Commission implementing Government Code Section 12990, set forth in Chapter 5 of Division 4 of Title 2 of the California Code of Regulations are incorporated into this Contract by reference and made a part hereof as if set forth in full. Contractor shall give written notice of its obligations under this clause to labor organizations with which it has a collective bargaining or other agreement.

7.3 LICENSURE, CERTIFICATION AND CREDENTIALS.

     (a) ROMG and USCC each represents and warrants that all physicians and all health care practitioners, including employees, contractors and agents of either, who provide Services to Members (collectively "Providers"), ROMG and USCC and each of Contractor's facilities are, and shall be at all times during the term hereof, properly licensed by the State of California, certified, qualified and in good standing in accord with all applicable local, state and federal laws and in accord with all applicable standards and criteria pertaining to the provision of healthcare services within its facilities. ROMG, USCC and each facility shall be accredited, if applicable. USCC, ROMG, Contractor's facilities and Providers shall meet applicable requirements and be properly certified under the Medicare and Medi-Cal programs, as set forth in Title XVIII and Title XIX respectively, of the Social Security Act. Providers shall only provide Services within the scope of their training and experience. ROMG and USCC each further warrants that each physician through whom it will provide Services shall (i) maintain a current, unrestricted license to practice medicine in California, (ii) be certified to participate in the Medicare and Medi-Cal programs, (iii) be board certified in the specialty set forth in
Exhibit 1, and (iv) maintain, as applicable, full active staff membership at one or more local hospitals, including all clinical privileges necessary for the physician to perform required Services at such hospital. Upon request, Contractor shall provide satisfactory documentary evidence of licensure, certification, and qualifications of Contractor, Contractor's facilities and Providers.

     (b) Contractor shall cooperate with TPMG's credentialing process. Prior to execution of this Agreement, Contractor will provide to TPMG all requested credentialing information, in such form as reasonably requested by TPMG. Providers must be credentialed as set forth in this Section 7.3 before providing Services to Members. Contractor shall also provide all re-credentialing information requested by TPMG.

     (c) Contractor shall immediately notify TPMG if (i) the licenses, certifications or clinical privileges of USCC, ROMG or any Provider are revoked, suspended, restricted, expired or not renewed, (ii) any peer review action, inquiry or formal corrective action proceeding, or investigation is initiated against USCC, ROMG or a Provider, (iii) USCC, ROMG or a Provider is the subject of legal (malpractice) action or governmental action, inquiry or formal allegation concerning qualifications or ability to perform Services (including any allegation of malpractice), (iv) there is any formal report submitted to the Medical Board of California, the Board of Registered Nursing or the National Practitioner Data Bank of adverse credentialing or peer review action regarding USCC, ROMG or a Provider, (v) there is any material change in any of the credentialing information regarding USCC, ROMG or a Provider, (vi) USCC, ROMG or a Provider is subject to sanctions under the Medicare or Medicaid programs, or
(vii) there is any incident that may affect any license or certification held by USCC, ROMG or a Provider, or that may materially affect Contractor's performance of its obligations under this Agreement. Upon request, Contractor shall provide KP with copies of survey reports, investigations, assessments, formal evaluations or citations of either USCC or ROMG by any governmental agency that regulates either.

     (d) If at any time during the term hereof, any Provider of Contractor's physicians does not meet TPMG's credentialing standards, or the license, certifications, or privileges of any Provider are suspended, revoked, expired or not renewed then Contractor shall ensure that such Provider shall not thereafter provide services to Members. If during the term hereof, any of the events listed in (i) Subsection (c) above occur with respect to a Provider or (ii) Section 4.4
(d) occur with respect to a physician Provider, or there is conduct or performance by a Provider that could adversely affect the health or welfare of a Member, upon the written request of TPMG, such Provider shall not thereafter render Services to Members until the matter has been resolved to TPMG's satisfaction and TPMG consents in writing to the provision of Services by such Provider.

8.0 DISPUTE RESOLUTION, COMPLAINTS AND INQUIRIES

8.1 DISPUTE RESOLUTION.

     (a) In the event of a claim, dispute or other matter arising out of, relating to, or in any way connected with this Agreement (collectively, "Dispute" or "Disputes"), including the performance of or failure to perform any term, covenant, or condition herein, either TPMG or Contractor shall submit a notice regarding the nature of the Dispute to the other party at the address and telephone number listed in Section 9.9. Thereafter, TPMG and Contractor shall meet and confer in good faith to resolve the Dispute or Disputes; provided, however, that Disputes for which a hearing is requested and allowed pursuant to
Section 4.7 shall proceed to a hearing and that Disputes or controversies involving a Member or Members described in Section 8.2 shall be determined in accord with the provisions of Section 8.2 (c) and the Member's Membership Agreements' arbitration provision. Contractor shall work directly with TPMG to reach a resolution of the Dispute, and shall not involve Members in any manner concerning such Dispute, except to the extent that a Member is an indispensable party in reaching a resolution. If a Dispute is not resolved by the parties or by a hearing pursuant to Section 4.7, then it shall be submitted to binding arbitration in accord with all procedures and rules applicable to arbitration of claims, as set forth in the Membership Agreement, as amended from time to time by Health Plan, except that notice shall be given as set forth in Section 9.9 of this Agreement. The arbitration award may be entered as a judgment in accord with applicable law in any court having jurisdiction thereof. The obligations set forth in this paragraph shall also apply to any claims, disputes, or other matters, irrespective of the legal theories asserted, between USCC and/or ROMG, on the one hand, and TPMG, KFH or Health Plan, on the other hand, whether or not KFH and Health Plan are also parties to the Agreement. In the event of a Dispute solely between (i) TPMG, KFH and/or Health Plan and (ii) USCC and/or ROMG, venue shall be Alameda County, California. An arbitration under this section shall be consolidated with any other arbitration that includes claims by or against Members (or kindred parties) or KP based on the same incident, transaction or related circumstance.

     (b) The parties acknowledge that a breach of the obligations in Sections
5.6 and 5.7 of this Agreement would cause irreparable injury to the injured party which could not be compensated adequately in damages and that the injured party shall be entitled, in addition to any other remedies or damages, to a temporary restraining order and/or preliminary injunction to restrain the violation of Sections 5.6 and 5.7 without the necessity of proving irreparable injury. Such injunctive relief shall be granted without requiring the injured party to post bond or other security. Any party may seek such temporary or preliminary injunctive relief in a court of competent jurisdiction to restrain a violation of the confidentiality obligations, but any permanent injunctive relief as well as temporary or permanent injunctive relief to restrain the violation of other obligations under this Agreement shall be resolved by arbitration in accordance with Subsection 8.1 (a) above. The arbitrator shall have authority to issue final injunctive relief, and any orders necessary to carry out that relief, and such orders shall be confirmed as an enforceable judgment in a court of competent jurisdiction.

8.2 MEMBER COMPLAINTS, GRIEVANCES, INQUIRIES AND CLAIMS.

     (a) When a Member complaint is brought to Contractor's attention, Contractor shall investigate such complaint and use their best efforts to resolve such complaint in a fair and equitable manner. Contractor shall cooperate with KP in identifying, processing and resolving all Member complaints and grievances pursuant to KP's grievance procedures. Such cooperation will include, but not be limited to, meeting with representatives of KP, providing information bearing on the complaint to such representatives and taking all reasonable actions suggested by such representatives to resolve the Member's complaint. Contractor will promptly notify KP of receipt of all complaints from or on behalf of Members. The parties will each promptly notify the other of the receipt of any written complaint letters regarding Services provided to Members by or on behalf of Contractor. Contractor shall comply with KP's resolution of any such complaints and grievances.

     (b) Health Plan is responsible for administration of Covered Benefits, including decisions regarding discontinuation or denial. All inquiries regarding what services and benefits are Covered Benefits are to be referred to Health Plan.

     (c) Contractor will promptly notify TPMG of any professional liability claims filed or asserted regarding Services provided to Members by, or on behalf of, Contractor. Contractor shall submit to binding arbitration in accordance with the Membership Agreement claims asserted against Contractor, and Contractor shall accept and be bound by the Membership Agreement's arbitration provision there in as it may be amended from time to time, in the resolution of such claims.

9.0 MISCELLANEOUS

9.1 RIGHTS OF FIRST OFFER. The parties acknowledge their mutual interest in using the terms of this Agreement as a blue print for exploring future opportunities and their joint commitment to reviewing such opportunities and the associated business needs as proffered by either party. In this light, the following provisions are incorporated:

     (a) TPMG agrees that if at any time during the term it intends to contract for the provision of Services for its Members in one or more CONFIDENTIAL TERMS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION it will offer the right to provide such Services to USCC prior to commencing negotiations with any other entity and shall in good faith consider any offer made by USCC. Notwithstanding the foregoing, if USCC notifies TPMG in writing that it does not desire to provide Services in such geographic area, or the parties are unable to agree upon the terms and conditions under which USCC would provide such Services within thirty (30) days following notice to USCC by TPMG of its intent to contract for any such Services and the CONFIDENTIAL TERMS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION being considered, unless such period is extended in writing by the parties, TPMG shall have no further obligation to USCC under this Section 9.1 with respect to such geographic area. The provisions of this Section do not apply to a decision by KP to provide such Services through one or more KP entities or to the renewal or renegotiation of any agreement with any third party for the provision of Services in effect as of the Effective Date of this Agreement. TPMG has provided Contractor under separate cover with a list of such third party agreements.

     (b) USCC agrees that if at any time during the term it intends to open a new facility to provide Services CONFIDENTIAL TERMS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION served by KP, it will notify TPMG of the proposed opening of such facility prior to commencing negotiations to provide Services to any other entity. If TPMG notifies USCC in writing that it does not desire to negotiate with USCC regarding utilization of such facility or if TPMG does desire to negotiate with USCC regarding utilization of such facility but the parties are unable to agree upon the terms and conditions under which TPMG would obtain Services for Members at such facility within thirty (30) days following notice from USCC to TPMG, unless such period is extended in writing by the parties, USCC shall have no further obligation to TPMG under this Section 9.1 with respect to such location.

     (c) The provisions of this Section 9.1 shall apply each time that TPMG desires to contract for such Services and each time that USCC desires to open a new facility as noted in paragraphs (a) and (b) above, respectively.

9.2 INDEPENDENT CONTRACTOR. Contractor enters into this Agreement, and will remain throughout the term of this Agreement, as an independent contractor. Nothing in this Agreement is intended to create nor shall it be construed to create between TPMG and Contractor a relationship of principal, agent, employee, partnership, joint venture or association. Neither TPMG nor Contractor has authorization to enter into any contracts, assume any obligations or make any warranties or representations on behalf of the other. No individual through whom Contractor renders Services, shall be entitled to or shall receive from TPMG compensation for employment, employee welfare and pension benefits, fringe benefits of employment, workers' compensation, life or disability insurance or any other benefits of employment, in connection with rendering Services. Contractor warrants that it will be responsible for all legally required tax withholding for itself and its employees.

9.3 PRACTITIONER-PATIENT COMMUNICATION. TPMG allows open practitioner-patient communication regarding appropriate treatment alternatives without penalizing practitioners for discussing medically necessary or appropriate care for member patients.

9.4 THIRD PARTY BENEFICIARIES. This Agreement is not intended to, nor does it create any third party beneficiary rights in any person, including Members, except as provided in Section 4.6(d)(ii) and where indicated for KFH and Health Plan. No action to enforce the terms of this Agreement may be brought against a party by a person who is not a party hereto, except for KP and Health Plan.

9.5 ASSIGNMENT. Subject to the provisions related to successors set forth below neither this Agreement nor any duties or obligations under this Agreement may be assigned or subcontracted by either USCC or ROMG without the prior written consent of TPMG. TPMG agrees that such consent shall not be unreasonably withheld. Any material change of ownership or control of either USCC or ROMG shall be deemed an assignment of this Agreement requiring the prior written consent of TPMG. If DHS or a Medi-Cal Plan's approval is required by law or Health Plan Medi-Cal Contracts, assignment or delegation of this Agreement shall be void unless prior written approval is obtained from DHS and/or such Medi-Cal Plan

9.6 SUCCESSORS AND ASSIGNS. Subject to the restrictions on assignment contained herein, this Agreement shall inure to the benefit of and be binding upon, the parties hereto and their respective successors and assigns.

9.7 AMENDMENT. Unless otherwise specifically provided in this Agreement, this Agreement may be amended only by mutual written consent of the parties. Notwithstanding the foregoing, if Government Officials require any modification of this Agreement in order for this Agreement to be in conformity with federal or state law or if TPMG reasonably concludes that an amendment to this Agreement is required because of a change in federal or state law, TPMG shall notify Contractor of such proposed modification(s) ("Legally Required Modifications"). Such Legally Required Modifications shall be deemed accepted by USCC and ROMG and this Agreement so amended, if Contractor does not, within thirty (30) days following the date of the notice, deliver to TPMG its written rejection of such Legally-Required Modifications.

9.8 GOVERNING LAW. This Agreement will be governed by and construed in accord with California law. Any provision required to be in this Agreement by the Knox Keene Act (California Health and Safety Code Section 1340 et seq. and Regulations (California Code of Regulations Title 10 Section 1300 et seq.) shall bind the parties whether or not provided in this Agreement. This Agreement shall also be governed and construed in accord with applicable contractual requirements of Health Plan, as required under the Medi-Cal program.

9.9 NOTICES. Any notices required to be given under this Agreement by either party, or which may be made by either party to the other, shall be in writing, delivered personally, by overnight delivery service with written proof of delivery or by mail, registered or certified, postage prepaid, with return receipt requested addressed as follows or to such other address as a party from time to time informs the other in writing. Notice to USCC shall be deemed notice to both USCC and ROMG.


THE PERMANENTE MEDICAL GROUP, INC.              RADIATION ONCOLOGY MEDICAL GROUP

Medical Services Planning & Contracting         c/o US Cancer Care
Support                                         700 Ygancio Valley Rd., #300
1814 Franklin Street, Third Floor               Walnut Creek, CA  94596
Oakland, California 94612
Attention:  Administrator
(510) 987-3035


USCC HEALTH CARE MANAGEMENT CORPORATION
700 Ygancio Valley Rd., #300
Walnut Creek, CA 94596

If required by law or Health Plan Medi-Cal Contracts, Contractor shall provide notice of amendment or termination of this Agreement to DHS and Medi-Cal Plans, by first class certified mail, postage prepaid.

9.10 NO VOLUME GUARANTEE. TPMG does not represent, warrant, or covenant any minimum volume of patients or Members to Contractor.

9.11 WAIVER. A failure of either party to exercise any right provided for herein shall not be deemed a waiver of any right hereunder. No party will be deemed to have waived any rights hereunder unless the waiver is made in writing and is signed by the waiving party's duly authorized representative.

9.12 SEVERABILITY. If any one or more of the provisions of this Agreement is held invalid or unenforceable, the remaining provisions shall continue in full force and effect.

9.13 INTERPRETATION OF AGREEMENT. This Agreement shall be interpreted according to its fair intent and not for or against any one party on the basis of which party drafted the Agreement. Section headings are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.14 ENTIRE AGREEMENT. This Agreement, including the Exhibits attached hereto, contains the entire agreement of the parties and as of the Effective Date supersedes any prior negotiations, proposals or understandings relating to the subject matter of this Agreement.

9.15 UNUSUAL OR UNEXPECTED CIRCUMSTANCES.

     (a) Neither of the parties shall be liable nor deemed in default for any delay or failure in performance under this Agreement resulting directly or indirectly from acts of God, civil or military authority, acts of public enemy, war, accidents, fires, explosions, earthquakes, floods, failure or transportation, machinery or supplies, vandalism, strikes, or other work interruptions, or other cause beyond the reasonable control of either party. However, both parties shall make good faith efforts to perform under this Agreement in the event of any such circumstance.

     (b) Each party reserves the right to suspend this Agreement or any part thereof in the event of such circumstance. Upon notification by the suspending party that such circumstance giving rise to the delay or failure in performance under this Agreement has ceased, this Agreement shall be revived for the remainder of the term.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized representatives as of the dates set forth below.

THE PERMANENTE MEDICAL                  RADIATION ONCOLOGY
 GROUP, INC.                             GROUP, INC.

By:  /s/ Robert Klein                            By:/s/ Harry Newman
     ------------------------------                 ----------------
     Robert Klein, M.D.                          Harry Newman, M.D.
     Associate Medical Director                  President
                                                 May 19, 1999

Reviewed By:/s/ B. Rossmiller
            Bellinda Rossmiller, Administrator
            Med. Svcs. Planning & Contracting Support
            Date: June 18, 1999

                                         USCC HEALTH CARE MGT. CORP.

                                         By:      /s/ W. Brian Fuery
                                                  ------------------
                                                  W. Brian Fuery
                                                  CEO
                                                  May 18, 1999

GUARANTEE OF OBLIGATIONS:

United States Cancer Care, Inc. ("Guarantor") hereby irrevocably and unconditionally agrees with TPMG to cause Contractor to fully perform its obligations under this Agreement in a timely manner, and further irrevocably and unconditionally guarantees the full and timely performance of this Agreement by Contractor in accord with its terms. The foregoing guarantee includes a guarantee of the immediate payment when due of any amounts for which Contractor may at any time be liable on account of this Agreement. TPMG may, at its option, proceed directly against Guarantor for the performance of any obligations of Contractor hereunder or for any amounts which may be recoverable as a result of any misrepresentation, breach of warranty, breach of covenant or other cause of Contractor's liability under this Agreement, without any requirement to proceed against Contractor either prior to or concurrently with proceeding against Guarantor. Guarantor further agrees that its guarantee shall continue in effect notwithstanding any modification, extension, waiver or other change in or under this Agreement or any guaranteed obligation, or any other act or thing which might otherwise operate as a legal or equitable discharge of a guarantee, including but not limited to the expiration or termination of this Agreement. Guarantor hereby waives all special suretyship defenses and notice requirements.

UNITED STATES CANCER CARE, INC.
By: /s/ W. Brian Fuery
    ------------------
    W. Brian Fuery
    CEO
    May 18, 1999

                                    EXHIBIT 1

                    PROVIDERS, SERVICES AND SERVICE LOCATIONS

a.       Physicians and other professional health care providers:

         A Listing and Credentialing Materials will be provided by Contractor at least 60-days in advance of the opening of each Center.

b.       Description of Services:

Services to be provided hereunder are generally described as outpatient External Beam Radiation Therapy, delivered on a linear accelerator, excluding all other radiation delivery modalities.

c.       The Services are to be provided at the following location(s):

         Locations are listed in the portion of Exhibit 3 specific to each facility.

                                    EXHIBIT 2

          UTILIZATION MANAGEMENT/QUALITY ASSURANCE/PERFORMANCE CRITERIA

                     KAISER PERMANENTE MEDICAL CARE PROGRAM

The Permanente Medical Group, Inc. ("TPMG") is responsible for authorizing all medical services provided outside of the Kaiser Permanente Medical Care Program. Authorizations must be obtained prior to services being provided. For emergency situations, retroactive requests for medical care authorization may be obtained subject to TPMG approval. The Permanente Medical Group, Inc. reserves the right to deny or decrease payment for services not preauthorized.

A Utilization Management/Quality Assurance Program assures that all medically necessary services are provided to Kaiser Foundation Health Plan Members ("Members") in the most appropriate, and cost effective setting. This Program embraces all services provided to Members through referral review, preadmission certification review, concurrent inpatient review, and quality assurance.

The components of the Utilization Management/Quality Assurance Program are as follows:

a. REFERRAL REVIEW is a screening review of (1) all referrals initiated by TPMG Physicians and (2) all requests for additional service authorizations by community physicians and providers. It is the responsibility of community physicians and providers to obtain prior authorizations for all services provided to Members. Prior written authorization is required for all non-emergent services.

b. PREADMISSION CERTIFICATION REVIEW is a detailed evaluation of requests for all hospital and facility based services. It is the responsibility of community physicians and providers to obtain prior authorization for all of these services provided to Members.

c. CONCURRENT INPATIENT SCREENING is conducted daily in Kaiser Foundation Hospitals and through telephone review or on-site visits at the non-Kaiser Permanents facilities to review a Member's record status and discuss discharge planning needs with members and their families. The on-site review will be done by Utilization Review Nurses under the direction of TPMG Physicians, focusing on assessing care plans and progress towards discharge, identifying secondary referrals for review and authorization, and coordinating discharge planning. The Utilization Review Nurses will contact the attending physician, TPMG Physician, and/or TPMG Utilization Review Chief as is necessary.

d. QUALITY ASSURANCE is an integral part of the Utilization Management Program which evaluates all services provided to Health Plan members in all settings. Community physicians and providers agree to fully participate in recognized, approved and appropriate quality assurance activities and to develop review arrangements on a topic by tonic basis. Quality Assurance activities may encompass retrospective review of community physicians' and providers' patient medical records.

All determinations as to the medical necessity for services and the appropriate setting for care are made by TPMG Physicians. Community physicians and providers have the fight to appeal any decisions. The Physician-in-Chief/Charge or designee, after consulting other TPMG Physicians in the appropriate specialty area, will evaluate all appeals and make final determination.

                              PERFORMANCE CRITERIA

I.       Access

         A. First appointment for new patient shall be within 5 working days or less of referral unless otherwise specified by referring TPMG MD or justified by treating radiation oncologist

II.      Communication and Professional Relationship Management

         A. Radiation oncologist shall provide prompt written consultation to referring TPMG physician to include staging, extent of disease and treatment plan.

         B. Radiation oncologist shall provide prompt written treatment summary to referring TPMG physician upon completion of course of therapy.

         C. Radiation oncologists shall regularly attend Cancer conferences/Tumor Boards (at KP facilities where patients are presented) as requested by TPMG physicians who refer to USCC centers.

         D. Radiation oncologists shall see inpatients at KFH or affiliated hospitals for consultation as requested by TPMG.

         E. Radiation oncologists shall promptly return telephone calls of referring TPMG physicians.

         F. Contractor shall formally survey TPMG referring physicians at least annually to assess satisfaction with services.

         G. Radiation oncologists shall attend national conferences/educational seminars as necessary to assure they remain current with state of the art practice.

III.     Patient Satisfaction

         A. Contractor shall develop & implement a tool to regularly measure the satisfaction of KFHP patients referred for their services. This shall include but not be limited to patient satisfaction with the physical plant and accessibility; understanding of the risks, benefits and rationale of radiation therapy treatment; physician communication, and helpfulness & courteousness of non-physician staff. The measurement tool shall be circulated to TPMG in advance for review and approval and the results shall be shared with TPMG.

IV.      Quality Assurance Program and Indicators

         A. Radiation oncologists shall attend weekly chart rounds to include review of consultation, staging, histologic diagnosis, physical examination, treatment plan, patient consent, and appropriateness of prescription dose and volume.

         B. Physicist shall be approved by the state to perform calibrations of radiation producing equipment. Physicist shall maintain quality control policies and procedures in compliance with state and federal regulation and health code.

         C. Contractor shall provide quarterly reports of the incidence of unusual toxicity or radiation side effects.

         D. Contractor shall cooperate with TPMG in collecting and reviewing outcome data at appropriate intervals to include such elements as survival rates; incidence of local recurrence; PSA stability, cystitis and proctitis for prostate patients; skin burns for breast patients; and radiation pneumonitis and esophagitis for lung patients.

V. Contractor shall develop a document describing the role and responsibilities of the Medical Director in regard to these Performance Criteria. The role and responsibilities document shall be circulated to TPMG in advance for review and approval.

VI. The parties agree to meet and confer and develop a corrective action plan regarding disagreements as to the implementation or perceived failure to meet the requirements of these Performance Criteria. Ultimately, uncorrected performance may be deemed a material breech of the Agreement.

                                    EXHIBIT 3

                     BUDGETS AND CENTER SPECIFIC INFORMATION

                          EXHIBIT 3 A - HAYWARD CENTER

                          EXHIBIT 3B - STOCKTON CENTER

                           EXHIBIT 3A - HAYWARD CENTER

                              EST: EFFECTIVE 8/1/99

Location:    1034 A Street
             Hayward, CA 9454

ANNUAL BUDGET:
(FIRST YEAR)
CONFIDENTIAL TERMS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION
TERMINATION AMOUNT: $502,512, per Budget Year for Section 4.2 Terminations. (Based on Facility and Machine Obligations under long-term commitment by USCC.)

HAYWARD BUDGET ASSUMPTIONS BASED ON:

           CONFIDENTIAL TERMS HAVE BEEN OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION

RENOVATIONS OF HAYWARD CENTER: Prior to the opening date of the Hayward Center, as agreed upon in writing pursuant to Section 3. 1 (a), USCC shall make the following renovations to the Hayward facility located at 1034 A Street, Hayward, CA 94541: Replacement of flooring in bathrooms, one treatment room and simulation room; provision of examination tables, small medical examination equipment and related equipment and supplies in examination rooms; repair of moisture damage of cabinetry in treatment room; addition of cement shielding in one treatment room, as necessary for the provision of high dose radiotherapy
(HDR) in the middle treatment room. It being the understanding of the parties hereto, that HDR is, as of the date hereof, excluded from the definition of Service. In addition, the following equipment is to be installed:

1.       Furnishings to create a Patient-friendly environment;

2. One Varian Clinac 18 with I 10MV Photons and full range of Electrons, One Siemens 6730 with 6 MV Photons.

3.       One Toshiba LX Simulator

4.       One Nucletron PLATO treatment planning system

5.       Appropriate physics equipment.

6.       Equipment for construction of blocks and positioning devices

7.       Other necessary medical equipment and supplies.

Failure of USCC to complete said renovations by the opening date shall be deemed a material breach of this Agreement.

                          EXHIBIT 3B - STOCKTON CENTER

                             EST. EFFECTIVE 10/1/99


Location:    4722 Quail Lakes Dr.
             Stockton, CA

ANNUAL BUDGET:
(FIRST YEAR)
CONFIDENTIAL TERMS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION
TERMINATION AMOUNT: $341,187 per Budget Year for Section 4.2 Termination. Based on Facility and Machine Obligations under long-term commitment by USCC.)

TPMG MD: The parties agree that it is their intent to consider adding at least one (1) TPMG physician at the Stockton location. The terms and conditions of any such arrangement must be agreed upon by the parties and reflected in an amendment to this Agreement.

STOCKTON BUDGET ASSUMPTIONS BASED ON:

CONFIDENTIAL TERMS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

RENOVATIONS OF STOCKTON CENTER: Prior to the opening date of the StocktonCenter, as agreed upon in writing pursuant to Section 3.1 (a), USCC shall make the following renovations to the Stockton facility: One (1) treatment room and simulation room; provision of examination tables, small medical examination equipment and related equipment and supplies in examination rooms. In addition, the following equipment is to be installed:

1.       Furnishings to create a Patient-friendly environment;

2. One Dual Energy Siemens MD2 with 6 and 15 MV Photons and a range of 6 through 15 MV electrons

3.       One AECL 750 Simulator

4.       One Nucletron PLATO treatment planning system

5.       Appropriate physics equipment.

6.       Equipment for construction of blocks and positioning devices

7.       Other necessary medical equipment and supplies.

Failure of USCC to complete said renovations by the opening date shall be deemed a material breach of this Agreement.

            EXHIBIT 4 - BILLING/ENCOUNTER DATA SUBMISSION PROCEDURES

Procedure

1. Contractor will submit invoices for Services rendered to Members to the KP facility indicated on the Authorization, and if not indicated, to the KP Facility Referral Coordinator at the referring KP Medical Center.

2. Invoices will be submitted on billing form HCFA 1500, LJB-92 or an equivalent uniform billing form, including complete CPT-4 procedure code and ICD-9 diagnostic code. Such billing form will also include the following:

         a.       Applicable Authorization number;

         b.       Member's Health Plan medical record number;

         c. A unique invoice number which will be used to identify payments. TPMG will create a unique number if none is provided.

         d.       Contractor's usual and customary billed charges.

         e.       An authorized signature and signature date.

3. An invoice will cover only one Authorization. If a Member has multiple Authorizations, separate invoices for each authorization number must be submitted.

4. If an invoice is lost or subsequently replaced by a copy, that copy will be marked "Duplicate Invoice" or "Tracer" in bold type.

5. Contractor will submit invoices subsequent to a Member beginning a course of radiation therapy and KP shall promptly process tile invoices for payment at the Estimated Per Patient Rate according to Section 3.2 of this Agreement. Subsequently, Contractor agrees to provide KP encounter data which provides a complete description of the services the Member received during the course of treatment. The parties agree to work cooperatively in developing a method to operationalize this process.

6. An invoice must be accurate, complete and in the form as set forth in this Exhibit 4.